Exhibit 3.2(f)

RUSS BERRIE AND COMPANY, INC.

RESOLUTION 00-17

AMENDMENT TO BY-LAWS

                WHEREAS, the Corporation has employed Ben Sottile as Vice Chairman, an executive officer position of the Corporation; and

                WHEREAS, the By-Laws of the Corporation must be amended to state that such position is an executive officer position of the Corporation.

                NOW, THEREFORE, be it:

                RESOLVED, that paragraph 4.1 of the Revised By-Laws of the Corporation be amended as follows:

                "4.1 Number; Security.  The executive officers of the corporation shall be the chairman, vice chairman, president, the chief operating officer, one or more vice presidents (including an executive vice president, if the Board so determines), a secretary and a treasurer.  Any two or more offices may be held by the same person.  The Board may require any officer, agent or employee to give security for the faithful performance of his duties."

                AND IT IS FURTHER RESOLVED, that the Revised By-Laws of the Corporation be amended to include a revised paragraph 4.6 (A) as follows:

"4.6 (A) Vice Chairman shall have such powers and duties as the Board or the Chairman assigns to him from time to time."